Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

1st Constitution Bancorp
Cranbury, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-188843, No. 333-184412, No. 333-143188, No. 333-132474, and No. 333-204552) of 1st Constitution Bancorp of our reports dated March 20, 2017, relating to the consolidated financial statements and effectiveness of 1st Constitution Bancorp’s internal control over financial reporting, which are incorporated by reference in this Annual Report on Form 10-K. Our report on the effectiveness of internal controls over financial reporting expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting as of December 31, 2016.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania
March 20, 2017